Exhibit (h)(19)

AMENDMENT TO

PARTICIPATION AGREEMENT

This Amendment, dated as of                     , 2012 (this “Amendment”), to that Agreement (as defined below) is entered into by and among TIAA-CREF Life Insurance Company (“Company”), on its own behalf and on behalf of segregated asset accounts of the Company that may be established from time to time; DFA Investment Dimensions Group Inc. and its investment adviser, Dimensional Fund Advisors LP; and DFA Securities LLC (individually, a “Party” and collectively, the “Parties”). All capitalized terms not otherwise defined herein shall have the meaning set forth in the Service Agreement (as defined below).

WHEREAS, the Parties are parties to that certain Participation Agreement, dated as of April 30, 2012 (the “Agreement”);

WHEREAS, the Company desires to include a new Contract under the TIAA-CREF Life Separate Account VLI-2 in Schedule A of the Agreement; and

WHEREAS, the Parties have agreed with the Company’s request to amend the Schedule A of the Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.        Schedule A. Schedule A of the Agreement shall hereby be amended and rested in its entirety as set forth in “Schedule A” of this Amendment.

2.        Effectiveness. The actions set forth in this Amendment shall be effective as of the date hereof.

3.        Full Force and Effect. Except set forth herein, all provisions of the Agreement shall remain in full force and effect.

4.        Further Assurances. Each of the parties hereto hereby agrees that, at any time and from time to time, upon the request of any other party, it shall promptly execute and deliver any and all further instruments and documents and take such further action as such other party may reasonably request to effectuate the purposes of this Amendment.

5.        Counterparts. This Amendment may be executed and delivered by each party hereto in separate counterparts, each of which when so delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be duly executed as of the date first set forth above.

Company:

TIAA-CREF LIFE INSURANCE COMPANY

By:

Name:

Title:

Fund:

DFA INVESTMENT DIMENSIONS GROUP INC.

By:

Name:

Title:

Adviser:

DIMENSIONAL FUND ADVISORS LP
By: Dimensional Holdings Inc., general partner

By:

Name:

Title:

DFAS:

DFA SECURITIES LLC

By:

Name:

Title:

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Schedule A

Contracts and Accounts

NAME OF SEPARATE ACCOUNT: TIAA-CREF Life Separate Account VLI-1

CONTRACT(S):

•	Intelligent Life Variable Universal Life Insurance Policy

•	Intelligent Life Survivorship Variable Universal Life Insurance Policy

NAME OF SEPARATE ACCOUNT: TIAA-CREF Life Separate Account VA-1

CONTRACT(S):

•	Intelligent Variable Annuity Contract

NAME OF SEPARATE ACCOUNT: TIAA-CREF Life Separate Account VLI-2

CONTRACT(S):

•	M Intelligent Variable Universal Life Policy

•	M Intelligent Survivorship Variable Universal Life Policy

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